Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
CONCHO RESOURCES INC.
     The name of the corporation is “Concho Resources Inc.” (the “Corporation”).
     The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on February 22, 2006.
     This Restated Certificate of Incorporation has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”).
     The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
NAME
     The name of the Corporation is “Concho Resources Inc.”
ARTICLE II
REGISTERED AGENT
     The address of the registered office of the Corporation in the State of Delaware is 615 South Dupont Highway, Dover, County of Kent, 19901. The name of the registered agent of the Corporation at that address is Capital Services, Inc.
ARTICLE III
PURPOSE
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the GCL.
ARTICLE IV
CAPITAL STOCK
     Section 4.1. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 310 million, consisting of 300 million shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 10 million shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).
     Effective as of the effectiveness of this Restated Certificate of Incorporation pursuant to Section 103(c) of the GCL (the “Effective Time”), each share of Common Stock issued at such time (the “Old Common Stock”) shall be and hereby is automatically reclassified, changed and converted into one-half of a share (the “Reverse Stock Split”) of Common Stock without any action by the holder thereof. Shares of Old Common Stock that are held by stockholders through multiple certificates shall be aggregated for purposes of determining the total number of shares of Common Stock issuable to each stockholder in the Reverse Stock Split. No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Instead, at the Effective Time, each fractional share of Common Stock otherwise resulting from the Reverse Stock Split shall automatically be rounded up to the nearest whole share. Such reclassification, change and conversion shall not change the par value of the Common Stock. Effective as of the Effective Time, the certificates outstanding and previously representing shares of Old Common Stock as of the Effective Time shall, until surrendered and exchanged for new certificates, be deemed, for all corporate purposes, to represent one-half of a share of Common Stock for each share of Old Common Stock represented by such certificates prior to the Effective Time.
     Section 4.2. Preferred Stock. The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, without a separate class vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.
     Section 4.3. Common Stock.
     (a) Except as otherwise provided in this Article IV or required by law, each registered holder of Common Stock shall be entitled to one vote for each share of such Common Stock held by such holder on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Restated Certificate of Incorporation (including any Preferred Stock Designation).
     (b) Except as otherwise provided in this Article IV or required by law and subject to the rights of the holders of any series of Preferred Stock,
     (i) Holders of Common Stock shall be entitled to elect directors of the Corporation; and

     (ii) Holders of Common Stock shall be entitled to vote on all other matters properly submitted to a vote of stockholders of the Corporation.
     (c) The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate class vote of the holders of Common Stock.
ARTICLE V
THE BOARD OF DIRECTORS
     To the extent not provided for in this Restated Certificate of Incorporation, the number, nominations, qualifications, tenure, vacancies and removal of the directors shall be as set forth in the Bylaws of the Corporation (the “Bylaws”). Election of directors need not be by written ballot.
     Section 5.1. Number, Election and Terms of Directors. The number of directors which shall constitute the entire Board shall be fixed from time to time by a majority of the directors then in office and shall be divided into three classes: Class I, Class II and Class III; provided, however, that from and after the first date as of which the Corporation has a class or series of capital stock registered under the Securities and Exchange Act of 1934, as amended, the number of directors which shall constitute the entire Board shall be not less than three. Each director shall serve for a term ending on the third annual meeting following the annual meeting of stockholders at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2007, the directors first elected to Class II shall serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2008, and the directors first elected to Class III shall serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2009. Each director shall hold office until the annual meeting of stockholders at which such director’s term expires and, the foregoing notwithstanding, shall serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.
     At such annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall have designated one or more directorships whose terms then expire as directorships of another class in order to more nearly achieve equality of number of directors among the classes.
     In the event of any changes in the authorized number of directors, each director then continuing to serve shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. The Board shall specify the class to which a newly created directorship shall be allocated.

     Section 5.2. Removal of Directors. No director of the Corporation shall be removed from office as a director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
     Section 5.3. Vacancies. Subject to any requirements of law to the contrary, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
ARTICLE VI
BYLAWS
     The Board is expressly empowered to adopt, amend or repeal Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of the Board in the manner provided in the Bylaws. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.
ARTICLE VII
LIMITED LIABILITY OF DIRECTORS
     To the fullest extent permitted by the GCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director. Without limiting the foregoing in any respect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

     Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE VIII
INDEMNIFICATION
     The Corporation shall indemnify and advance expenses to each director and officer of the Corporation as provided in the Bylaws and may indemnify and advance expenses to each employee and agent of the Corporation, and all other persons whom the Corporation is authorized to indemnify under the provisions of the GCL, as provided in the Bylaws.
ARTICLE IX
STOCKHOLDER ACTION BY WRITTEN CONSENT
     Any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.
ARTICLE X
RENOUNCEMENT OF BUSINESS OPPORTUNITIES
     Section 10.1 Renouncement of Business Opportunities. The Corporation hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any Designated Party participates or desires or seeks to participate in and that involves any aspect of the E&P Business (each, a “Business Opportunity”) other than a Business Opportunity that (i) is first presented to a Designated Party solely in such person’s capacity as a director or officer of the Corporation or its Subsidiaries and with respect to which, at the time of such presentment, no other Designated Party (other than a Nominee) has independently received notice of or otherwise identified such Business Opportunity or (ii) is identified by a Designated Party solely through the disclosure of information by or on behalf of the Corporation (each Business Opportunity other than those referred to in clauses (i) or (ii) are referred to as a “Renounced Business Opportunity”). No Designated Party, including any Nominee, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Corporation, and any Designated Party may pursue a Renounced Business Opportunity, provided that such Renounced Business Opportunity is conducted by such Designated Party in accordance with the standard set forth in Section 10.2. The Corporation shall not be prohibited from pursuing any Business Opportunity with respect to which it has renounced any interest or expectancy as a result of this Section 10.1. Nothing in this Section 10.1 shall be construed to allow any director to usurp a Business Opportunity of the Corporation or its Subsidiaries solely for his or her personal benefit.
     Section 10.2 Standards for Separate Conduct of Renounced Business Opportunities. In the event that a Designated Party acquires knowledge of a Renounced Business Opportunity, such Designated Party may pursue such Renounced Business Opportunity if such Renounced Business Opportunity is developed and pursued solely through the use of personnel and assets of the Designated Party (including, as applicable, such Designated Party in his capacity as a director, officer, employee or agent of a Designated Party).

     Section 10.3 Liability. Provided a Renounced Business Opportunity is conducted by a Designated Party in accordance with the standards set forth in Section 10.2 hereof, no Designated Party shall be liable to the Corporation or a stockholder of the Corporation for breach of any fiduciary or other duty by reason of such Renounced Business Opportunity. In addition, subject to Section 10.4 hereof, no Designated Party shall be liable to the Corporation or a stockholder of the Corporation for breach of any fiduciary duty as a director or controlling stockholder of the Corporation, as applicable, by reason of the fact that such Designated Party conducts, pursues or acquires such Renounced Business Opportunity for itself, directs such Renounced Business Opportunity to another Person or does not communicate information regarding such Renounced Business Opportunity to the Corporation.
     Section 10.4 Disclosing Conflicts of Interest. Should any director of the Corporation have actual knowledge that he or his Affiliates is pursuing a Renounced Business Opportunity also pursued by the Corporation, he shall disclose to the Board that he may have a conflict of interest, so that the Board may consider his withdrawal from discussions in Board deliberations, as appropriate.
     Section 10.5 Interpretation; Definitions.
     (a) For purposes of this Article X, “Designated Parties” shall include all Subsidiaries and Affiliates of each Designated Party (other than the Corporation and its Subsidiaries).
     (b) As used in this Article X, the following definitions shall apply:
     (i) “Affiliate” means with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified, and any directors, officers, partners or 5% or more owners of such person.
     (ii) “Designated Parties” means any member of the Board who is not at the time also an officer of the Corporation, Bradley D. Bartek, John A. Knorr, Robert Chase, W. Howard Keenan, Jr., Tucker S. Bridwell, A. Wellford Tabor, Yorktown Energy Partners V, L.P. Yorktown Energy Partners VI, L.P., Wachovia Capital Partners 2004, LLC PPM America Private Equity Fund, L.P., Joseph Edwin Canon, Kade L. Matthews, Dodge Jones Foundation, Tejon Energy Partners, L.P., Mansefeldt Concho Partners, Dian Graves Owen Foundation, Yale University, The Board of Trustees of the Leland Stanford Junior University, The General Mills Group Trust, The Voluntary Employees Beneficiary Association Trust for the General Mills and Bakery Confectionary, Tobacco and Grain Millers Heath and Welfare Plan, Chase Oil Corporation, Caza Energy LLC, Mack C. Chase, Robert C. Chase, Richard L. Chase and Gerene Dianne Chase Crouch (each of which being a “Designated Party”).
     (iii) “E&P Business” means the oil and gas exploration, exploitation, development and production business and includes without limitation (a) the ownership of oil and gas property interests (including working interests, mineral fee interests and royalty and overriding royalty interests), (b) the ownership and operation of real and personal property used or useful in connection with exploration for Hydrocarbons, development of Hydrocarbon reserves upon discovery thereof and production of Hydrocarbons from wells located on oil and gas properties and (c) debt of or equity interests in corporations, partnerships or other entities engaged in the exploration for Hydrocarbons, the development of Hydrocarbon reserves and the production and sale of Hydrocarbons.
     (iv) “Nominee” means any officer, director, employee or other agent of any Designated Party who serves as a director (including Chairman of the Board) or officer of the Corporation or its Subsidiaries.
     (v) “Hydrocarbons” means oil, gas or other liquid or gaseous hydrocarbons or other minerals produced from oil and gas wells.
     (vi) “Person” means an individual, corporation, partnership, limited liability company, trust, joint venture, unincorporated organization or other legal or business entity.
     (vii) “Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, any other Person the majority of the voting securities of which are owned, directly or indirectly, by such first Person.
     Section 10.6 Amendment. Any proposed amendment to this Article X shall require the approval of at least 80% of the outstanding voting stock of the Corporation entitled to vote generally in the election of directors.
     Section 10.7 Term. The provisions of this Article X shall terminate and be of no further force and effect at such time as no Designated Party serves as a director (including Chairman of the Board) or officer of the Corporation or its Subsidiaries.
ARTICLE XI
ADOPTION OF RESTATED CERTIFICATE OF INCORPORATION
     This Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.
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(Signature Page Follows)

     IN WITNESS WHEREOF, said Concho Resources Inc. has caused this Certificate to be signed by David W. Copeland, its Vice President, General Counsel and Secretary, this 3rd day of August, 2007.

CONCHO RESOURCES INC.
By:	/s/ DAVID W. COPELAND
	Name:	David W. Copeland
	Title:	Vice President, General Counsel and Secretary